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                January 9, 2024

       Shan-Nen Bong
       Chief Financial Officer
       Aurora Mobile Limited
       14/F, China Certification and Inspection Building
       No. 6, Keji South 12th Road , Nanshan District
       Shenzhen, Guangdong 518057
       People   s Republic of China

                                                        Re: Aurora Mobile
Limited
                                                            Form 20-F filed on
April 18, 2023
                                                            File No. 001-38587

       Dear Shan-Nen Bong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Technology